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DATE:      January 31, 2000


FROM:
Sunrise International Leasing Corporation
5500 Wayzata Boulevard, Suite 725
Golden Valley, Minnesota 55416
(Nasdaq: SUNL)

Peter J. King
(612) 593-1904


FOR IMMEDIATE RELEASE


               SUNRISE INTERNATIONAL LEASING CORPORATION ANNOUNCES
                                MERGER AGREEMENT


         GOLDEN VALLEY, Minn., January 31, 2000 -- Sunrise International Leasing Corporation ("Sunrise") today announced that it has signed a definitive merger agreement with The King Management Corporation ("King Management") for the acquisition of all of the outstanding shares of Sunrise common stock not held by King Management and its affiliates.

         Under the terms of the merger agreement, which was unanimously approved by a special committee of the Board of Directors, as well as the full Board of Directors, Sunrise will merge into King Management, and Sunrise shareholders, who are not affiliated with King Management, will receive consideration of $5.25 per share in cash.

         Peter King, the president and chief executive officer of Sunrise, is the beneficial owner of approximately 57 percent of the outstanding shares of Sunrise and the principal shareholder of King Management. Mr. King said, "Sunrise has made a great deal of progress in the past two years. However, the leasing business has become very competitive, and we believe that Sunrise will be able to operate far more efficiently and with greater flexibility as a private company than as a public company." King Management does not anticipate any significant personnel changes or changes to the nature or location of Sunrise's operations.

         Consummation of the merger is subject to satisfaction of various conditions, including the ability of King Management to obtain the necessary financing to fund the costs of the acquisition. It is expected that a meeting of shareholders to vote on the merger will take place in the second quarter of this year and, if approved, the closing of the transaction will occur shortly thereafter.

         Sunrise International Leasing Corporation was established in 1989 and is based in Golden Valley, Minn. The company offers a wide range of leasing options to manufacturers, distributors, resellers and to


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Sunrise International Leasing Corp.
January 31, 2000
Page 2


end users. Sunrise International Leasing Corporation is traded on the Nasdaq National Market System under the symbol "SUNL."

         Certain statements in this press release are forward looking statements, which are subject to certain risks and uncertainties. These could cause actual results to differ materially from those projected. Those risks and uncertainties include, but are not limited to, the inability to secure necessary financing and shareholder approval of the proposed merger transaction.










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